Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM RECEIVES NASDAQ LISTING NOTIFICATION;

INTENDS TO REQUEST HEARING

PRINCETON, N.J.--(BUSINESS WIRE)--On September 12, 2014, Dataram Corporation (the “Company”) announced that on September 11, 2014, the Company was notified by the Listing Qualifications Staff of The NASDAQ Stock Market LLC that, based upon the Company’s non-compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, the Company’s securities are subject to delisting unless the Company timely requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). The Company intends to timely request a hearing before the Panel, at which hearing the Company will present its plan to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ. The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “DRAM” pending completion of the hearing process and the expiration of any extension period granted by the Panel.

The Company has executed term sheets with investors for a financing that, if consummated, would be sufficient to bring the Company back into compliance with the NASDAQ stockholders’ equity requirement. The financing requires approval by the Company’s shareholders. Accordingly, the Company intends to include the financing as a proposal in the proxy statement for its upcoming Annual Meeting which has been scheduled for October 15, 2014.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.